Exhibit 10.63

HARMAN 400 Atlantic Street, 15th Floor Stamford, CT 06901 USA +1.203.328.3501 +1.203.328.3951

May 10, 2016

Personal & Confidential

Mr. Mohit Parasher

5 Anthony Road

Singapore

Dear Mohit:

I am pleased to confirm your appointment to the position of Executive Vice President and President – Professional Solutions Division.  In this role you will report directly to me and you will be a member of the HARMAN Executive Committee.   You will be located at our offices in Northridge, California.  This offer provides the following:

Effective Date:  The effective date of your new position will be May 12, 2016.

US Work Authorization:  This offer is contingent upon your receiving L-1 visa authorization to work in the U.S.  The Company will provide all legal services required to comply with U.S. immigration, labor and employment laws.  The Company will seek to secure your visa and temporary work permits required for your legal employment in Northridge, California.  However, please be aware the company cannot guarantee the issuance of visa and work permits.  Visa and work permits are subject to the approval of the U.S. Citizenship and Immigration Services (“USCIS”).

Base Salary:  Your annual base salary will be increased to $450,000 payable in accordance with our corporate payroll schedule.   This salary change will be effective May 11, 2016.

Bonus:  Beginning with fiscal year 2017, you will be eligible to participate in the Key Executive Officers Bonus Plan with a target bonus opportunity equal to 75% of your base salary and a 150% maximum. This bonus program is based upon HARMAN's achievement of its business plan, as well as your achievement of personal performance goals.  For the remainder of FY16 you will continue to participate in your current SIP per the terms and provisions previously communicated to you.

Long Term Incentive Program:  You will continue to be eligible to participate in HARMAN's long-term incentive program (“LTI”) at a level commensurate to your position. The next general grant is expected to be in September 2016.  The value and vehicle mix of LTI grants are subject to the annual review and approval by the Compensation & Option Committee (the “Committee”) of the Board of Directors.  The target value of the September 2016 grant for your role is anticipated to be $800,000; however the final amount will be determined by the Committee.  Historically, grants at your level are comprised of, at target, 60% Performance-Vested RSU’s which vest on the third anniversary of the grant date based upon achievement of performance targets, and 40% Time-Vested RSU’s which vest ratably over a three year period; however the final mix will be determined by the Committee.  Vesting of all awards is contingent upon you being employed by HARMAN on the vesting date(s).  The LTI grants will be subject to the terms and conditions of the grant award agreement as approved by the Committee.

Car Allowance:  Upon your relocation to the US you will be eligible to receive a car allowance of $1,500 per month paid in accordance with our US regular payroll schedule.  Until your relocation to the US occurs you will continue to receive a car allowance per your employment agreement in Singapore.

Vacation:  Upon your relocation to the US, you will be eligible for accrual of four (4) weeks of vacation annually.

Relocation:  This position is based in Northridge, California and you have committed to moving to California by August, 2016. To this end, you will be eligible for relocation assistance as outlined in the HARMAN Relocation Policy upon your arrival in the US. Before your relocation can be initiated you will be required to sign a Relocation Payback Agreement. Both the Policy and Payback Agreement will be provided to you by our relocation vendor upon your acceptance of this offer.

Other Benefits:  Additional benefits, as defined by Company policy and governing plan documents, currently include medical, dental, vision, life insurance, short and long-term disability insurance, tuition reimbursement, 401(k) Retirement Savings Plan and all Company-paid holidays.   Eligibility to participate in these benefits commences as of your date of hire.

The Company will, in connection with your employment, withhold from any compensation and benefits payable to you all federal, state, city and other taxes as requested by you or that the Company is required to withhold pursuant to any law or government regulation or ruling.

HARMAN is not hereby offering you lifetime employment or employment for a fixed or implied period of time.  Either you or HARMAN may terminate your employment at any time, with or without cause or notice.  The at-will nature of your employment relationship cannot be changed except in a written document signed by you and me. Except as otherwise set forth above, upon termination of your employment, HARMAN will have no further obligations to you under this letter agreement.

Any dispute concerning termination of your employment shall be resolved by final and binding arbitration before a neutral arbitrator.  The arbitrator shall be selected by mutual agreement or in accordance with the procedures of the American Arbitration Association and the employment arbitration rules of the American Arbitration Association shall apply.  Such arbitration shall be conducted in Northridge, California or such other location as to which you and HARMAN agree.  The law of California, without regard to its choice of law rules, shall govern any such dispute, and the arbitrator shall not have authority to vary or alter the terms of this letter.

Please sign and return the original of this letter indicating your acceptance of this position and agreement with the terms noted above.  You should retain one copy of this letter for your files.

Mohit, congratulations - we look forward to your continued outstanding contributions to the organization!

Best regards,

/s/ Dinesh C. Paliwal

Dinesh C. Paliwal

Chairman, President and Chief Executive Officer

HARMAN International

ACCEPTED AND AGREED:

/s/ Mohit Parasher	26 May 2016
Mohit Parasher	Date